UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – May 13, 2009

WIRELESS AGE COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	001-31338	98-0336674
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

3565 King Road, Suite 102
King City, Ontario Canada L7B 1M3
(Address of principal executive offices)

(905) 833-2753
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Explanatory Note: The Company is amending its Form 8-K filed on May 15, 2009, which announced that it was unable to file Form 10-K for the year ended December 31, 2008, on a timely basis, because the disclosure was incorrectly filed under Item 4.02 and is amended herein as disclosure under Item 8.01.

Item 8.01 Other Events.

On May 18, 2009, Wireless Age Communications, Inc. (the “Company”) announced that due to the uncertainties arising from the insolvency proceedings with its Canadian operating subsidiaries Wireless Age Communications Ltd. (“Wireless Communications”) and Wireless Source Distribution Ltd. (“Wireless Source”) the Company’s audit for the year ended December 31, 2008 could not be completed and therefore Form 10-K would not be filed on a timely basis.

On January 9, 2009, Saskatchewan Telecommunications (“SaskTel”), a secured creditor of Wireless Communications and Wireless Source obtained a court order to place the subsidiaries into receivership. The court-appointed receiver arranged the sale of the assets to IM Wireless Communications Ltd. (“IM”) and 4L Communications Inc./MTS Allstream Inc. (“4L/MTS”). The Company’s former President of Wireless Communications and Wireless Source, Mr. Allen Cowie, is a shareholder of IM. 4L is a wireless communications distributor for MTS in Manitoba, Canada and MTS was previously the Company’s wireless communications network services provider in Manitoba. Total proceeds from the sale is approximately $6,400,000 (CAD$7,400,000). To the knowledge of the Company, the transactions are expected to close imminently.  The Company is assessing possible legal action related to these matters.

As a result of the delay in filing the Form 10-K, the Company’s shares have been delisted from trading on the Over-the-Counter Bulletin Board (the “OTCBB”). The Company’s shares have begun to trade on the Pink OTC Markets Inc., an inter-dealer electronic quotation and trading system in the over-the-counter securities markets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Wireless Age Communications, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WIRELESS AGE COMMUNICATIONS, INC.

Dated: May 27, 2009	By:	/s/ Gary Hokkanen
Name: Gary Hokkanen
Title: Chief Financial Officer